Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOSTS INVESTOR MEETING AND PROVIDES UPDATE

TULSA, OK — April 13, 2015 — Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) will host an investor meeting today in Houston, TX to discuss the Company’s business strategies, details on key projects and plans for growth.

Update Highlights

•                  Announced preliminary production volumes of 4.27 million barrels of oil equivalent (“MMBOE”) for the first quarter of 2015, a Company record and an increase of approximately 47% from first-quarter 2014

•                  Updated production guidance for full-year 2015 to a range of 15.6 MMBOE to 16.0 MMBOE, an expected increase of approximately 13% to 16% from 2014

•                  Released initial type curves for 10,000-foot horizontal wells in the Upper and Middle Wolfcamp and Cline shale zones of 1.1 MMBOE, 1.0 MMBOE and 1.0 MMBOE, respectively

•                  Announced an inventory of 4,865 de-risked horizontal drilling locations

•                  Reduced well cost estimates for multi-well pads to approximately $5.9 million, $6.1 million, $6.2 million and $6.5 million for the Upper, Middle and Lower Wolfcamp and Cline shale zones, respectively

“In 2015, Laredo has built upon the progress we made last year in our full-scale development plan for our Permian-Garden City asset,” commented Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “We continue to leverage our proprietary database to create value through development and discovery, with more than 4,800 de-risked horizontal locations identified, including locations added from the Canyon formation, where the Company recently completed a successful horizontal discovery well. We believe this large inventory in a premier basin coupled with lower well costs, the ability to drill 10,000-foot laterals on our contiguous acreage base, our investments in infrastructure and the ability to optimize development with our Earth Model, position us to bring forward value in a capital efficient manner as margins improve.”

2015 Guidance

The table below reflects the Company’s guidance for full-year 2015:

FY-2015
Production (MMBOE)	15.6 - 16.0
Crude oil % of production	50%
Natural gas liquids % of production	25%
Natural gas % of production	25%

Price Realizations (pre-hedge):
Crude oil (% of WTI)	~85%
Natural gas liquids (% of WTI)	~25%
Natural Gas (% of Henry Hub)	~70%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$6.75 - $7.75
Midstream expenses ($/BOE)	$0.40 - $0.50
Production and ad valorem taxes (% of oil and gas revenue)	7.75%
General and administrative expenses ($/BOE)	$6.00 - $7.00
Depletion, depreciation and amortization ($/BOE)	$18.75 - $19.75

Potential Transaction

As previously announced, the Company is having ongoing discussions regarding a joint development opportunity involving a portion of its northern Permian-Garden City properties as well as additional operational locations in its southern area. The Company has received significant interest and will continue to pursue discussions and negotiations associated with such drilling fund opportunities. There can be no assurance, however, that any transaction will occur.

Investor Meeting Webcast

The presentation will be webcast and is open to registrants of the conference. The Company will also make the link to the webcast and its presentation available to the public on its website, www.laredopetro.com, beginning at 1:30 p.m. CT today. A replay of the presentation will be available on the Company’s website for approximately 30 days following the event.

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release, including in the presentation referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

The estimates underlying the preliminary guidance included in this release are based on the most current information available to management. As a result, our final results will vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on such preliminary estimates.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the presentation, the Company may use the terms “resource potential” and “estimated ultimate recovery, or EURs,” each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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Contact:

Ron Hagood:  (918) 858-5504 — RHagood@laredopetro.com

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